Exhibit 99.1

CONTACT: Thomas Severson, Jr., Senior VP/CFO

American Media, Inc.

(561) 998-7404

AMERICAN MEDIA, INC. REPORTS THIRD

QUARTER FISCAL 2005 RESULTS

BOCA RATON (February 9, 2005) - American Media, Inc. (AMI), the nation’s largest publisher of celebrity, health and fitness, and Spanish language magazines, today announced results for the third fiscal quarter ended December 27, 2004.

Financial Highlights:

•	Revenues for the third fiscal quarter increased 9.3% to $129.4 million, compared to $118.3 million for the prior year fiscal third quarter.

•	The Company’s EBITDA (as defined later in this press release) increased 1.9% to $32.0 million from $31.4 million for the prior year fiscal quarter.

David J. Pecker, American Media’s Chairman, President and CEO commented, “We continue to focus very heavily on the investments that we have made to re-launch Star as a glossy magazine. We are beginning to see these investments pay dividends with the Star’s single copy sales up 6% with a $3.29 cover price through December versus the March 2004 quarter when we transitioned it from a 84 page tabloid with a $2.99 cover price. Advertising revenue for Star is up 50.8% versus the prior year. In addition, Star has increased its subscriptions by 52% since its launch as a glossy magazine bringing total circulation to approximately 1.3 million, an increase of 14.5%.”

“The results for the Weider acquisition continue to perform better than we originally expected,” Mr. Pecker added. “We continue to improve these titles, most recently with the redesign and re-launch of Men’s Fitness. Average advertising pages for Men’s Fitness are up 25% from the prior year with many new advertisers and the most recent issues are selling 17% higher on the newsstand than the prior year issues. Additionally, Shape has continued to out-perform expectations, and has also taken market share from all of its competitors. Shape is now the market share leader in its category with a 19.2% lead in advertising pages over its nearest competitor. As a result of this performance, Shape was named to the Ad Age Top Ten List in 2004. Shape’s newsstand sales continue to improve and registered a 4.1% gain over the prior year.”

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Commenting on the remaining outlook for the 2005 fiscal year, American Media’s Chief Financial Officer, Tom Severson, added, “We are currently expecting our full fiscal year 2005 EBITDA to finalize in the $147 million to $153 million range. This is slightly less than our previous guidance of $155 million due to an increase in production costs and slightly lower than anticipated advertising revenue projected for certain magazines in the fourth fiscal quarter of 2005. We still expect double digit advertising revenue growth in the fourth fiscal quarter compared to the prior year. In addition, we will be changing our year end to a calendar or March 31, 2005 year end from a publishing calendar or March 28, 2005 year end. This will result in three additional days of operational expenses in the quarter. We will be reporting on traditional calendar quarters on a going forward basis.”

Revenues for the fiscal quarter ended December 27, 2004 increased 9.3% to $129.4 million compared to $118.3 million for the prior year fiscal quarter. Advertising revenues increased 29.2% to $37.7 million for the quarter and circulation revenues increased 3.2% to $84.2 million for the quarter. These revenue increases were primarily related to Star’s success as a glossy magazine and the continuing strength of Shape. These increases were partially offset by a 7.2% decline in newsstand units for AMI’s weekly publications when compared to the prior year quarter. Revenues for the three fiscal quarters ended December 27, 2004 increased 7.9% to $399.4 million compared to $370.2 million for the prior year period. When compared to the prior year period, advertising revenues increased 16.9% to $123.1 million for the three fiscal quarters and circulation revenues increased 4.9% to $253.3 million for the three fiscal quarters. These revenue increases were primarily related to the success of Star magazine and the continuing strength of Shape. These increases were partially offset by an 8.4% decline in newsstand units for AMI’s weekly publications when compared to the prior year’s three fiscal quarters.

Total operating expenses for the December 2004 fiscal quarter increased 11.8% to $108.5 million from $97.0 million compared to the prior year fiscal quarter. Total operating expenses for the three fiscal quarters ended December 27, 2004 increased 13.1% to $331.4 million from $292.9 million compared to the prior year three fiscal quarters. These increases in operating expenses for the fiscal quarter and for the three fiscal quarters ended December 27, 2004 were primarily due to an increase in operating expenses related to the new cost structure of the Star as a glossy magazine and an increase in advertising sales expense relating to our increases in advertising revenues.

The Company’s EBITDA for the December 2004 fiscal quarter increased 1.9% to $32.0 million from $31.4 million compared to the prior year fiscal quarter. The Company’s EBITDA for

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the three fiscal quarters ended December 2004 decreased to $101.2 million from $107.6 million compared to the prior year three fiscal quarters. This decrease was primarily due to an increase in production expenses, the new cost structure of the Star as a glossy magazine and legal charges incurred during the three fiscal quarters ended December 27, 2004.

Net loss was $281,000 for the December 2004 fiscal quarter compared to net income of $692,000 in the prior year fiscal quarter primarily due to increased interest expense and depreciation. Net income was $3.1 million for the three fiscal quarters ended December 27, 2004 compared to net income of $12.0 million for the prior year period. This decrease in net income for the period resulted from the circumstances mentioned above combined with an increase in interest expense of $4.4 million and an increase in depreciation expense of $2.7 million.

AMI Conference Call:

The senior management of AMI will hold a conference call to discuss the Company’s third quarter results on Wednesday, February 9, 2005 at 5:30 p.m. EST. To access the teleconference, please dial (800) 731-1098, reservation number 21231609, ten minutes prior to the start time. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through February 16, 2005, which can be accessed by dialing (800) 633-8284, reservation number 21231609.

Forward-Looking Statements:

This press release contains “forward-looking statements,” within the meaning of federal securities laws that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including the Company’s estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events are generally forward-looking statements.

The Company’s actual results may differ materially from its estimates. Whether actual results, events and developments will conform to the Company’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond the control of the Company. Among the risks and uncertainties which could cause the Company’s actual results to differ from those contemplated by its forward looking statements are the risk that the Company may not be able

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to successfully develop its magazine operations to the point where these operations generate sufficient cash flow to enable the Company to meet its financial obligations, including the financial covenants under its senior credit facility; industry and economic conditions; and the risks and uncertainties contained in the Company’s periodic reports filed with the Securities and Exchange Commission. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referenced herein will occur or be realized.

The Company is providing public dissemination through this press release of certain estimates for its fourth fiscal quarter 2005 financial performance. The Company expressly disclaims any current intention to update its estimates.

Reconciliation of Non-GAAP Measures

The following table and discussion summarizes EBITDA for the three months and nine months ended December 29, 2003 and December 27, 2004 (dollars in 000’s). Adjusted EBITDA is presented to identify EBITDA add-backs and deductions as required under AMI’s Credit Agreement. Adjusted EBITDA is used to determine our compliance with our Credit Agreement covenant ratios. Accordingly, Adjusted EBITDA is presented as it is a meaningful measurement for our debt compliance.

	Fiscal Quarter Ended December 29, 2003	Fiscal Quarter Ended December 27, 2004	Three Fiscal Quarters Ended December 29, 2003	Three Fiscal Quarters Ended December 27, 2004
Net income (loss) (5)	$692	$(281)	$12,012	$3,140
Add -
Interest expense	20,054	21,198	57,743	62,173
Income taxes	496	8	7,375	2,579
Depreciation and Amortization	10,114	11,089	30,325	33,164
Other (income) expense, net	63	8	123	109

EBITDA (5)	31,419	32,022	107,578	101,165
Management bonus (1)	—	—	2,310	—
Restructuring expense (2)	—	—	2,705	—
Management fees (3)	500	500	1,500	1,500
Star re-launch and new titles launch expenses (4)	731	1,109	1,266	7,444

Adjusted EBITDA (5)	$32,650	$33,631	$115,359	$110,109

(1)	Net income for the three fiscal quarters ended December 29, 2003 includes a $2.3 million bonus as an expense granted to certain members of management as part of the Company’s recapitalization on April 17, 2003. This bonus was funded with cash contributed as part of the recapitalization.
(2)	Net income for the three fiscal quarters ended December 29, 2003 includes $2.7 million of severance and relocation expenses relating to the relocation of publications to our New York facility.
(3)	The Company’s amended Credit Agreement allows for the add-back of management fees.
(4)	The Company’s amended Credit Agreement allows for the add-back of certain non-recurring Star re-launch costs and expenses relating to the launch of new magazine titles to the extent such charges and expenses were incurred during such quarters.
(5)	Includes $4.0 million for legal charges for the three fiscal quarters ended December 27, 2004.

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American Media, Inc. is a leading publisher in the fields of weekly celebrity journalism and health and fitness magazines. We publish the following magazines: Star, Shape, Men’s Fitness, Muscle & Fitness, Flex, Muscle & Fitness Hers, Fit Pregnancy, Natural Health, Shape en Espanol, National Enquirer, Globe, National Examiner, Weekly World News, Sun, Country Weekly and MIRA!, as well as other special topic magazines. In addition to print properties, AMI owns Distribution Services, Inc., the country’s leading in-store magazine sales and marketing company.

On April 17, 2003, we completed a series of transactions whereby principals of Evercore Partners, Thomas H. Lee Partners, L.P., David Pecker, our CEO, and other members of management recapitalized the equity of AMI in a transaction that valued the Company at $1.5 billion.

Evercore Partners, based in Los Angeles and New York, manages approximately $1.3 billion of committed capital through its Evercore Capital Partners (“ECP”) affiliate. ECP investments include AMI, Michigan Electric Transmission Co., Telenet and Vertis.

Thomas H. Lee Partners, L.P., is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V. Notable transactions sponsored by the firm include: Simmons Company, Michael Foods, ProSiebenSat.1, American Media, AXIS Capital Holdings Limited, Houghton Mifflin, TransWestern Publishing, National Waterworks, Endurance Specialty Insurance, Vertis, Eye Care Centers of America, Cott Corporation, United Industries, Rayovac, Fisher Scientific International, Experian, GNC and Snapple Beverage.

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AMERICAN MEDIA OPERATIONS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)

(in thousands)

	UNAUDITED
	Three Months Ended		Nine Months Ended
	December 29, 2003	December 27, 2004	December 29, 2003	December 27, 2004
Revenues	$118,332	$129,393	$370,179	$399,402

Operating expenses	86,879	97,371	259,662	298,237
Loss on insurance settlement	—	—	200	—
Restructuring expense	34	—	2,739	—
Depreciation and amortization	10,114	11,089	30,325	33,164

Total operating expenses	97,027	108,460	292,926	331,401

Operating income	21,305	20,933	77,253	68,001

Interest expense	(20,054)	(21,198)	(57,743)	(62,173)
Other income (expense), net	(63)	(8)	(123)	(109)

Income (loss) before income taxes	1,188	(273)	19,387	5,719

Provision for income taxes	(496)	(8)	(7,375)	(2,579)

Net income (loss)	$692	$(281)	$12,012	$3,140